Exhibit 4.1.9

CONSENT AND RELEASE

THIS CONSENT AND RELEASE, dated as of December 21, 2009 (this “Release”), between MGP INGREDIENTS, INC., a Kansas corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”) acting through its Wells Fargo Business Credit operating division.

WITNESSETH:

WHEREAS, pursuant to that certain Credit and Security Agreement, dated as of July 21, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement), between the Borrower and the Lender, the Lender has agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Credit Agreement, the Borrower granted to the Lender a lien on and security interest in the Collateral of the Borrower, including without limitation all of the personal property assets of the Borrower set forth on Exhibit A attached hereto (the “Flour Equipment”) located in the Flour Mill at 1100 Main Street in Atchison, Kansas; and

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of approximately even date herewith, by and between Borrower and ConAgra Foods Food Ingredients Company, Inc., a Delaware corporation (“ConAgra”), ConAgra has agreed to purchase the Flour Equipment (the “Flour Equipment Sale”).

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is hereby agreed as follows:

1.             Consent to Sale and Release of Flour Equipment.  The Lender hereby consents to the Flour Equipment Sale subject to the following conditions, all of which shall survive the initial closing of the Flour Equipment Sale:

(a)           The aggregate proceeds from the Flour Equipment Sale shall not be in an amount less than approximately $500,000 (the “Sale Proceeds”).

(b)           All Sale Proceeds (other than amounts used to pay fees and costs due by Borrower associated with the Flour Equipment Sale) shall be wired concurrent with the closing of the Flour Equipment Sale to the following account of Borrower established at Lender:

Bank Name: Wells Fargo Bank

Wire Routing Transit Number: 121000248

City, State: San Francisco, CA

Account Number: 4121928048

Title of Account: MGP Ingredients, Inc.

2.             Release of Liens.  Upon satisfaction of the conditions set forth in Section 1 hereto, upon the closing of the Flour Equipment Sale, the Lender hereby releases and terminates any and all security interests and liens held by or for the benefit of the Lender (to the extent Lender had a security interest or lien) in the assets comprising the Flour Equipment.

3.             Representations of the Borrower.  The Borrower hereby represents and warrants to the Lender that (a) upon execution of this Release and at the time of the Flour Equipment Sale, it is in compliance with the Credit Agreement and the other Loan Documents, and (b) before and after giving effect to the disposition of the Flour Equipment, no Default or Event of Default has occurred and is continuing as of the date hereof and as of the closing date of the Flour Equipment Sale.

4.             Governing Law, Etc.  This Release shall be governed by, and construed in accordance with, the law of the State of Minnesota.  This Release may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Release by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

5.             Third Party Beneficiaries.  This Release is not intended to confer any legal or equitable rights or remedies upon any party other than the parties hereto.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

WELLS FARGO BANK,		MGP INGREDIENTS, INC.
NATIONAL ASSOCIATION		a Kansas corporation

By:	/s/ Becky A. Koehler	By:	/s/ Timothy W. Newkirk
Name:	Becky A. Koehler	Name:	Timothy W. Newkirk
Title:	Vice President	Title:	President

EXHIBIT A

Flour Equipment to be Released

MGP Mill Equipment Removal List
Location	Equipment	Manufacture
Elevator	Grain Probe	Apollo
Elevator	Various Motors
Elevator	Grain Cleaner	Garnet
Elevator	Misc Electrical Starters & Section
Mill	Hammermill 150 hp	Bliss
Mill	Hammertec elbows
Mill	MTMA Cleaner\asp (3)	Buhler
Mill	Destoner MTSB100	Buhler
Mill	Destoner MTSC 50	Buhler
Mill	Destoner MTSC 120/120	Buhler
Mill	Aspirator	Buhler
Mill	Hammermill 50 hp	Bliss
Mill	flowbalancer (1)	Buhler
Mill	Rollstand	Sangati
Mill	Misc rolls chills
Mill	Misc rolls mill parts	various
Mill	Misc stream splitter	Kice
Mill	Entoleters
Mill	Misc blowers	various
Mill	Misc Pulleys
Mill	Misc Magnets	various
Mill	Misc pneu slide gates	various
Mill	Misc Fans	various
Mill	misc Airlock\hoppers	various
Mill	Misc Spouting\valves\elbows
Mill	Flour bin dischargers
Mill	Pneumatic ab-mill (30) splitters	Kice
Mill	Fans pneu b-mill (3)	Kice
mill	Misc auto Valves	Salina
Mill	Sifter 6 section (2)	GW
Mill	Sifter 4 section (1)	GW
Mill	Rebolt 211	GW
Mill	Intensivesifter (6)	Buhler
Mill	Rebolt 431	GW
Mill	Duster (6)	Buhler
Mill	Rebolt 322/14	GW
Mill	Rebolt 321/8	GW
Mill	Extraction sifter	gw
Mill	Misc Lift shoes	Kice

MGP Mill Equipment Removal List
Location	Equipment	Manufacture
Mill	Vac system	Hoffman
Mill	RJ filter conversion	Kice
Mill	blendvane feeders	Salina
Mill	Multi aspirator	Kice
Mill	Misc PLC Equipment	AB
Mill	Misc Spare parts	various
Mill	Misc Motors	various
Mill	Air dryer & tank
Mill	Fork Lift & charger
Mill	Boiler electric Dewey shepard
Mill	Electrical Starters & Section	Allen Bradley
Mill	Vacuum	Kice
Mill	Freight elevator